For Immediate Release
June 15, 2005


                        HARVEY ELECTRONICS, INC. REPORTS

         RESULTS FOR SIX MONTHS AND SECOND QUARTER ENDED APRIL 30, 2005

                SIX MONTH GROSS PROFIT MARGIN INCREASES TO 41.9%
                ------------------------------------------------

Lyndhurst,   NJ  -  On  June  15,  2005,  Harvey   Electronics,   Inc.  ("Harvey
Electronics", "Harvey" or the "Company". NASDAQ SmallCap Market symbol: "HRVE") announced results for the six months and second quarter ended April 30, 2005.

The Company's pretax income for the twenty-six weeks ended April 30, 2005 was $151,000 as compared to $725,000 for the same period last year. Net income for the twenty-six weeks ended April 30, 2005 was $89,000 as compared to $435,000 for the same period last year.

The Company reported a pretax loss of $303,000 for its second quarter ended April 30, 2005, as compared to a pretax profit of $155,000 for the same quarter last year. The net loss for the second quarter of fiscal 2005 was $185,000 as compared to net income of $85,000 for the same quarter last year.

For the six months ended April 30, 2005 and May 1, 2004, earnings before interest, taxes, depreciation and amortization ("EBITDA"), was $577,000 and $1,170,000, respectively. (EBITDA for the first six months of fiscal 2005 is calculated as follows: pretax income of $151,000, plus interest of $99,000 and depreciation and amortization of $327,000. EBITDA for the first half of fiscal 2004 is calculated as follows: pretax income of $725,000, plus interest of $111,000 and depreciation and amortization of $334,000.)

For the second quarter of fiscal 2005, the Company reported a loss before interest, taxes, depreciation and amortization of $81,000 as compared to EBITDA of $388,000 for the same quarter lat year. (The loss before interest, taxes, depreciation and amortization for the second quarter of fiscal 2005 is calculated as follows: pretax loss of $303,000, plus interest of $53,000 and depreciation and amortization of $169,000. EBITDA for the same quarter last year is calculated as follows: pretax income of $155,000, plus interest of $59,000 and depreciation and amortization of $174,000).

For the six months ended April 30, 2005, net sales aggregated $21.8 million, a decrease of $929,000 or 4.1% from the same period last year. Comparable store sales for the six-month period ended April 30, 2005 decreased approximately $994,000 or 4.4% from the same period last year.

Press Release
Page 2
June 15, 2005

For the second quarter of fiscal 2005, net sales aggregated $9.7 million, a decrease of approximately $618,000 or 6% from the same quarter last year. Comparable store sales for the second quarter of fiscal 2005 decreased approximately $669,000, or 6.5% from the same quarter last year.

Mr. Franklin Karp, Chief Executive Officer and President of Harvey Electronics stated, "The Company is experiencing a slowdown in sales which began in late January 2005, and impacted the Company's second quarter which ended in April. While May 2005 started out strong, an overall decline in comparable store sales has continued for May and into early June."

"We believe this slowdown was due to a deceleration of consumer spending resulting from uncertainties in the financial markets as well as consumer expectations that flat panel television prices will continue to decline, thus delaying the purchase decision in this product category. Other publicly reporting electronics retailers also reported declines in comparable store sales during this period. We are attempting to reverse this trend by modifying our marketing plan for the remainder of the year."

Mr. Karp continued, "Our video vendors are also addressing the slowdown in the industry by continuing to reduce prices on the important flat panel television category and we are hopeful for an acceleration in unit sales in the latter part of our fiscal year. We believe that these reduced prices will stimulate additional unit sales and furthermore should expand demand for our profitable custom installation services. Lower video prices often entice consumers to spend the savings on higher margin audio, labor and home theater products."

"Against the backdrop of lower same store sales, I am pleased with the continued strength of our overall gross profit margin. The gross profit margin for the six month period increased to 41.9% in fiscal 2005 from 41.2% in 2004. However the gross profit margin did decline by approximately 1.4% to 41.6% in the second quarter of fiscal 2005."

"Management is responding to the challenges presented with a comprehensive plan of cost reductions, including a one-week unpaid furlough for all non-union employees, a reduction in the work force where appropriate and a renewed and vigorous marketing program. We also intend to continue and intensify the focus of our sales people on our custom installation services. These services are a key differentiator of Harvey and a significant contributor to our gross profit margin."

"We have also decided to replace our management information systems, and recently engaged GERS Retail Systems ("GERS"). GERS will provide their integrated software solutions as well as project management and development services to the Company to successfully complete this endeavor. We expect this implementation to be completed in May 2006. Management believes GERS will provide better customer service and ease of use in our stores and provide strong inventory management and financial reporting, while improving job order costing and reporting of our complex custom installation projects. This investment in technology is very important to the Company on many levels and will have a significant impact on our business, customers and reporting capabilities for many years to come."

Mr. Karp concluded, "We expect to open our new Harvey retail showroom, the Company's ninth store, in Bridgewater, New Jersey at the end of this month. We are very excited about this new location as new home construction is very strong in the Bridgewater area and we believe we will flourish in this growing community. We invite you to join us at our grand opening event in Bridgewater, New Jersey in July 2005."

Press Release
Page 3
June 15, 2005

Harvey Electronics is a leading retailer and custom installer of high quality, exclusive home theater, audio and video products in the metropolitan New York area. The Company currently operates a total of eight locations; seven Harvey showrooms and one separate Bang & Olufsen branded store. There are two Harvey locations in Manhattan and five suburban locations in Paramus, New Jersey; Mt. Kisco, in Westchester; Greenwich, Connecticut; Greenvale/Roslyn, on the north shore of Long Island and in Eatontown, New Jersey. The Bang & Olufsen branded store is located in Union Square on 927 Broadway at 21st Street, in Manhattan. The Company also has a Bang & Olufsen showroom within our Harvey retail store in Greenwich, Connecticut.

Audio Video International, a well-respected trade publication, has named Harvey Electronics a national "Top Ten Retailer of the Year", six years in a row.

Please visit a Harvey store or one of our Bang & Olufsen showrooms. Ask about our Trade-In and Trade-Up Program and turn your old ordinary audio components into cash, to be used towards the extraordinary products you have always wanted. Experience a Harvey home theater, including a high-definition plasma flat screen, LCD or DLP television, DVD player and superior audio components controlled by one, easy to operate, remote control and presented in beautifully designed home vignettes, also featuring the finest in audio/video furniture. Also, please inquire about Harvey's custom installation services.

From time to time, information provided by the Company, statements made by its employees or information, included in its filings with the Securities and Exchange Commission may contain statements, which are so-called "forward-looking statements" and not historical facts. Forward-looking statements can be identified by the use of words such as "believe", "expect", "intend", "anticipate", "in my opinion", and similar words or variations. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual future results may differ significantly from those stated in any forward-looking statements. Forward-looking statements involve a number of risks and uncertainties, including, but not limited to, product demand, pricing, market acceptance, litigation, risks in product and technology development and other risk factors detailed in the Company's Prospectus dated March 31, 1998 and from time to time in the Company's Securities and Exchange Commission reports including its Form 10-K and Forms 10-Q.

For more information and showroom locations, visit our website at www.harveyonline.com.

CONTACTS:
o        Michael E. Recca,
         Chairman of the Board
         Tel. (212) 709-1907, Fax: (212) 709-1952
         Email: mer@skycapitalholdings.com
o        Franklin C. Karp, CEO/President,
         E-mail: fkarp@harveyonline.com or
                 ----------------------
         Joseph J. Calabrese, Executive Vice President & CFO
         E-mail: jcalabrese@harveyonline.com
         Harvey Electronics, Inc.
         Tel. (201) 842-0078, Fax (201) 842-0660

         (See financial table)

Harvey Electronics, Inc. Announces Results for the Six Months and Second Quarter
                              Ended April 30, 2005

                            Harvey Electronics, Inc.
                            Statements Of Operations
                                   (Unaudited)


                                                         Twenty-six Weeks     Twenty-six Weeks    Thirteen Weeks    Thirteen Weeks
                                                               Ended               Ended               Ended             Ended
                                                             April 30,             May 1,           April 30,           May 1,
                                                               2005                 2004               2005              2004
                                                        -------------------- ------------------- ----------------- -----------------

Net sales                                                       $21,812,894         $22,741,970        $9,727,880       $10,346,078
Other income                                                         10,000              22,160             4,000            17,743
                                                        -------------------- ------------------- ----------------- -----------------
                                                                 21,822,894          22,764,130         9,731,880        10,363,821
                                                        -------------------- ------------------- ----------------- -----------------

Cost of sales                                                    12,670,690          13,378,526         5,682,826         5,978,032
Selling, general and administrative expenses                      8,902,544           8,549,481         4,298,582         4,171,374
Interest expense                                                     98,679             110,745            53,436            59,325
                                                        -------------------- ------------------- ----------------- -----------------
                                                                 21,671,913          22,038,752        10,034,844        10,208,731
                                                        -------------------- ------------------- ----------------- -----------------
Income (loss) before income taxes (benefit)                         150,981             725,378         (302,964)           155,090
Income taxes (benefit)                                               62,000             290,000         (118,000)            70,000
                                                        -------------------- ------------------- ----------------- -----------------
Net income (loss)                                                    88,981             435,378         (184,964)            85,090

Preferred Stock dividend requirement                                 26,904              35,148            12,750            17,574
                                                        -------------------- ------------------- ----------------- -----------------
Net income (loss) applicable to Common Stock                        $62,077            $400,230        ($197,714)           $67,516
                                                        ==================== =================== ================= =================

Net income (loss) per share applicable to common shareholders:

  Basic                                                               $0.02               $0.12           ($0.06)             $0.02
                                                        ==================== =================== ================= =================
  Diluted                                                             $0.02               $0.11           ($0.06)             $0.02
                                                        ==================== =================== ================= =================

Shares used in the calculation of net income (loss) per common share:
  Basic                                                           3,482,285           3,324,525         3,508,584         3,324,525
                                                        ==================== =================== ================= =================
  Diluted                                                         3,684,469           4,035,397         3,508,584         3,394,418
                                                        ==================== =================== ================= =================

                               Balance Sheet Information:
                                     April 30, 2005

                                           (Unaudited)       October 30, 2004
                                         ----------------------------------
Current Assets                              $8,769,000          $8,692,000
Current Liabilities                          5,378,000           5,520,000
Working Capital                              3,391,000           3,172,000
Total Assets                                13,498,000          12,799,000
Long-Term Liabilities                        2,888,000           2,109,000
Shareholders' Equity                         5,232,000           5,170,000